Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 261531 on Form S-3 of our report dated February 28, 2023, relating to the financial statements and financial statement schedules of Athene Holding Ltd., appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Des Moines, Iowa
February 28, 2023